GANNETT CO., INC.
           1978 EXECUTIVE LONG-TERM INCENTIVE PLAN
                         AMENDMENT NO. 10

This amendment to the Gannett Co., Inc. 1978 Executive Long-Term Incentive Plan (the "Plan") is adopted pursuant to resolutions of the Executive Compensation Committee of the Board of Directors of the Company on July 24, 2000 and is effective on that date.

        Section 2.4 of the Plan is hereby amended as follows:

        2.4     Term and Exercise of Options

                Unless otherwise determined by the Committee, each Option granted under the Plan shall become exercisable with respect to 25% of the shares subject thereto on the first anniversary of the date of grant thereof, and with respect to an additional 25% of such shares on each of the second, third and fourth anniversaries of such date of grant. Options may be partially exercised from time to time within such percentage limitations. Options granted under the Plan shall be exercisable during such period or periods as the Committee shall determine; provided, however, that no Option shall be exercisable more than 10 years after the date of grant thereof.

                Effective with respect to Stock Option grants made on or after July 25, 2000, notwithstanding anything in this Section 2.4 to the contrary, upon a participant's termination of employment with Gannett following the participant's (a) death,
                (b) retirement at or after age 65, (c) early retirement at or after age 55 but before age 65 or (d) permanent disability, as determined under the Gannett Long Term Disability Plan, those Stock Options awarded to such participant and scheduled to vest on the next anniversary of the date of each applicable grant will be deemed to vest on a pro-rated basis on the date of termination of the participants employment with the Company, reflecting the number of full calendar months such participant worked during the year prior to the anniversary of the date of the grant. (For example, if the participant worked 4 of the 12 months preceding the anniversary date of the grant date, then one-third (or 4/12) of the Options scheduled to vest on the next anniversary date would vest).

        IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of July 24, 2000.

                                                GANNETT CO., INC.

                                                By:  /s/ Richard L. Clapp
                                                     ------------------------
                                                     Richard L. Clapp
                                                     Senior Vice President/
                                                     Human Resources